FOR IMMEDIATE RELEASE

WHEELER REAL ESTATE INVESTMENT TRUST, INC. ACQUIRES
21,997 SQUARE FOOT RETAIL CENTER IN SOUTH CAROLINA

•	Acquisition expands Wheeler’s presence in South Carolina to eight properties and marks first location to be solely managed by newly opened Charleston regional office.

•	Property is shadow-anchored by a Walmart Supercenter.

•	Property is 100% leased.

Virginia Beach, VA – September 29, 2014 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”) announced today that the Company has assumed and closed a contract previously entered into by Wheeler Interests, LLC, an affiliated company, to acquire Graystone Crossing, a 21,997 square foot retail center for an acquisition price of $5.4 million, or $245.49 per square foot. The property was acquired using a combination of cash and bank debt.

Jon S. Wheeler, Chairman and Chief Executive Officer, commented, “We are excited to announce this acquisition, as Graystone Crossing is a well-located retail center in a strong community that has recently seen exponential growth. The property is shadow anchored by a Walmart Supercenter and is currently 100% leased with several of its tenants nationally known. Graystone Crossing is in-line with our acquisition criteria of ’necessity-based’ properties acquired at favorable rates and located in secondary and tertiary markets. We are pleased to utilize a portion of the proceeds from our recent capital raise towards the acquisition of this property, as this location will add value to the Company and benefit our shareholders.”

Graystone Crossing – Tega Cay, South Carolina Graystone Crossing was built in 2007 and is a 21,997 square foot retail center. In addition to being shadow-anchored by the Walmart Supercenter, the center is 100% leased by national tenants that include T-Mobile, Tropical Smoothie and Edible Arrangements as well as an array of locally based service providers.

Wheeler Real Estate Investment Trust Inc. (NASDAQ: WHLR) acquires Graystone Crossing, a retail center located in Tega Cay, SC.

The center is located in Tega Cay, South Carolina on SC Highway 160, which averages 27,900 vehicles per day and is a primary state highway that runs from the North Carolina state line into Lancaster County, South Carolina.

Location / Demographic Information
The City of Tega Cay is on the peninsula of Lake Wylie in York County, South Carolina. York County has a population of 226,073 and is included in the Charlotte-Concord-Gastonia, North Carolina-South Carolina Metropolitan Statistical Area.

About Wheeler Real Estate Investment Trust Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Northeast, Mid-Atlantic, Southeast and Southwest regions of the United States.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward-looking Statement
Wheeler Real Estate Investment Trust, Inc. (the "Company") considers portions of the information in this press release relating to its business operations contemplated acquisition strategy to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. Specifically, the Company's statements regarding potential future acquisitions and the anticipated profitability of such potential acquisitions are forward-looking statements. There are a number of important factors that could cause the Company's operations to differ from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; the Company's ability to renew or enter into new leases at favorable rates; its ability to buy or sell assets on commercially reasonable terms; its ability to complete acquisitions or dispositions of assets under contract; its ability to secure equity or debt financing on commercially acceptable terms or at all; the Company's ability to enter into definitive agreements with regard to its financing and joint venture arrangements or its failure to satisfy conditions to the completion of these arrangements and the success of its capital recycling strategy. For additional factors that could cause the operations of the Company to differ materially from those indicated in the forward-looking statements, please refer to the Company's filings with the U.S. Securities and Exchange Commission which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT: -OR-	INVESTOR RELATIONS:

Wheeler Real Estate Investment Trust Inc.	The Equity Group Inc.

Robin Hanisch	Terry Downs

Corporate Secretary	Associate

(757) 627-9088	(212)836-9615

robin@whlr.us	tdowns@equityny.com

Laura Nguyen	Adam Prior

Director of Marketing	Senior Vice-President

(757) 627-9088	(212)836-9606

lnguyen@whlr.us	aprior@equityny.com